Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Quarter Ended June 30, 2020

Brookfield, WI, August 6, 2020 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three and six months ended June 30, 2020. For the three months ended June 30, 2020, net income was $365,000, or $0.05 per diluted share, compared to $388,000, or $0.05 per diluted share, for the three months ended June 30, 2019, a 5.9%, decrease year over year. The decrease was due primarily to the additional $215,000 provision for loan losses. Net income was $772,000, or $0.11 per diluted share, for the six months ended June 30, 2020 compared to $637,000, or $0.08 per diluted share, for the six months ended June 30, 2019, an increase of 21.2%, year over year.

Acquisition of Mitchell Bank and COVID-19 Update

On July 28, 2020, FFBW, Inc. signed a definitive agreement to purchase for cash substantially all the assets and assume substantially all the liabilities of Mitchell Bank, a Wisconsin-chartered commercial bank headquartered in Milwaukee, Wisconsin. The Bank has agreed to assume approximately $44.0 million in customer deposits and purchase approximately $17.0 million in loans of Mitchell Bank. The acquisition will provide a great opportunity for the Bank to expand further into the Milwaukee market near our Bay View branch. The acquisition will also provide strong core deposits to fund future growth.

Edward H. Schaefer, President and CEO, stated, “Credit discipline during the Coronavirus Pandemic will be extremely important as well as taking a very conservative approach to deploying the Bank’s capital. Our recently announced agreement with Mitchell Bank reflects our approach as Mitchell Bank’s loan portfolio is mainly limited to multi-family real estate and it has a strong base of core deposits. Additionally, our diversified loan portfolio and limited exposure to the service and hospitality industries, which have been severely impacted by the pandemic, should help us maintain our strong credit position. Finally, having started to build a virtual bank platform late in 2019 has allowed us to be very proactive with our customers and prospects to provide essential services in these difficult times, while allowing us to take the appropriate measures to protect the health and safety of our customers, prospects, employees and the communities we serve. Our team has done a fabulous job navigating through the pandemic.”

Second Quarter Highlights

•      At June 30, 2020, the Bank had a Tier 1 Risk-Based Capital ratio of 33%.

•      At June 30, 2020, allowance for loan loss was 1.26% of total loans and 172.8% of non-performing loans.

•      Through June 30, 2020, the Bank made 170 loans totaling $14.0 million under the Paycheck Protection Program (PPP). Over 80% of the loans are less than $150,000.

•      CARES Act-related loan deferrals totaled $15.9 million as of June 30, 2020, or 8% of our loan portfolio

•      At June 30, 2020, hospitality and service loans comprised only 3.3% of our total loan portfolio.

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $14,000, or 0.5%, to $2.8 million for the quarter ended June 30, 2020 compared to $2.8 million for the quarter ended June 30, 2019. Average interest-earning assets increased $33.8 million, or 13.8%, to $279.7 million for the quarter ended June 30, 2020 compared to $245.9 million for the quarter ended June 30, 2019, and the weighted average yield on interest-earning assets decreased 53 basis points for the same period. The decrease in average yield was primarily the result of declining interest rates and increased market competition.

Total interest expense decreased $281,000, or 38.8%, to $443,000 for the quarter ended June 30, 2020 compared to $724,000 for the quarter ended June 30, 2019. Average interest-bearing liabilities decreased $31.0 million, or 17.4%, to $146.6 million for the 2020 quarter from $177.9 million for the 2019 quarter. The rate paid on interest-bearing liabilities decreased 42 basis points to 1.21% for the 2020 quarter compared to 1.63% for the 2019 quarter.

Net interest margin was 3.40% for the three months ended June 30, 2020, compared to 3.38% for the three months ended June 30, 2019.

The loan loss provision was $215,000 for the quarter ended June 30, 2020 compared to $85,000 the quarter ended June 30, 2019. At June 30, 2020, our allowance for loan loss was $2.5 million, or 1.26%, of total loans. The Bank’s allowance for loan losses excluding PPP is 1.35% of total loans.

Noninterest income increased $29,000, or 10.7% to $300,000 for the three months ended June 30, 2020 compared to $271,000 for the three months ended June 30, 2019. The increase was due primarily to a $10,000 net gain on sale of investments and a $51,000 increase in other income.

Noninterest expense increased $257,000 to $2.0 million for the three months ended June 30, 2020 compared to $1.8 million for the three months ended June 30, 2019. The increase was primarily due to an increase of $139,000, or 133.7%, in professional fees mainly due to acquisition expense and a one-time conversion related expense and $117,000, or 12.9%, in payroll expenses.

Total assets increased $1.2 million, or 0.4%, to $293.4 million at June 30, 2020 from $292.2 million at December 31, 2019. The increase was primarily a result of an increase in net loans of $9.4 million and an increase in available for sale securities of $10.9 million offset by a decrease in fed funds sold of $18.7 million.

Nonaccrual loans increased to $1.5 million, or 0.73% of total loans, at June 30, 2020, from $1.1 million, or 0.57% of total loans, at June 30, 2019. All nonaccrual loans are contractually current. Non-performing assets increased to $1.8 million, or 0.62% of total assets, at June 30, 2020 compared to $1.2 million, or 0.46% of total assets, at June 30, 2019.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through four branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

June 30, 2020 (Unaudited) and December 31, 2019

(In thousands, except share data)

	June 30,	December 31,
Assets	2020	2019

Cash and cash equivalents	$19,606	$39,377
Available for sale securities, stated at fair value	59,076	48,179
Net Loans	200,140	189,491
Premises and equipment, net	4,687	4,807
Foreclosed assets	347	84
Other assets	9,525	10,280

TOTAL ASSETS	$293,381	$292,218

Liabilities and Equity

Deposits and escrow	$175,908	$217,298
Borrowings	13,500	11,500
Other liabilities	2,001	1,550
Total liabilities	191,409	230,348

Total equity	101,972	61,870

TOTAL LIABILITIES AND EQUITY	$293,381	$292,218

FFBW, Inc.

Condensed Statements of Income

Three Months Ended June 30, 2020 and 2019 (Unaudited)

(In thousands, except share data)

	2020	2019

Interest and dividend income:	$2,818	$2,804

Interest expense:	443	724

Net interest income	2,375	2,080
Provision for loan losses	215	85

Net interest income after provision for loan losses	2,160	1,995

Noninterest income:	300	271

Noninterest expense:	2,009	1,752

Income before income taxes	451	514
Provision for income taxes	86	126

Net income (loss)	$365	$388

Earnings (loss) per share
Basis	$0.05	$0.05
Diluted	$0.05	$0.05